Exhibit 99.1

Old Second Bancorp, Inc.		For Immediate Release
(Nasdaq: OSBC)		April 26, 2010

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces First Quarter Results

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced a loss of $.69 per diluted share for the first quarter of 2010, on $8.6 million of net loss.  This compares to net income of $.01 per diluted share, on $984,000 of net income, for the same quarter in the prior year.  The decrease in earning assets and mortgage banking income combined with increases in both the provision for loan losses and other real estate expenses more than offset reductions to interest expense, salaries and employment related expenses.  The Company recorded a $19.2 million provision for loan losses and net charge-offs totaled $16.9 million in the first quarter of 2010.  This compares to a provision for loan losses of $9.4 million and net charge-offs totaling $4.4 million in the first quarter of 2009.  The net loss available to common stockholders was $9.7 million for the first quarter of 2010 after preferred stock dividends and accretion of $1.1 million.  This compared to net income available to common stockholders of $183,000 for the first quarter of 2009 after preferred stock dividends and accretion of $801,000.

In announcing these results, the Company’s Chairman and CEO, William Skoglund, stated, “The ongoing weakness in the financial system and economy, particularly as it relates to the credit and real estate markets continues to directly affect borrowers’ ability to repay their loans as well as the general level of property valuations.  This economic weakness is reflected in our results, and management remains vigilant in analyzing the portfolio quality when determining loan loss provision estimates and making decisions to charge-off loans.  At the same time we continue to aggressively implement strategies that are targeted to improve asset quality in this difficult economic environment.  We are also seeing some positive economic signs such as increases in nonfarm payrolls and we are positioning the Company to return to profitability as market conditions improve.”

Chairman Bill Skoglund added, “As always, our management has been focused on our capital planning process and we continue to assess capital alternatives to help ensure that we can sustain our capital strength and best situate the Company to pursue lending and market opportunities that may become available with an economic recovery. In connection with this process, at our annual meeting we asked our stockholders to approve an increase in the number of authorized shares of common stock from 20 million to 40 million shares. We are pleased that our stockholders overwhelmingly approved the increase in shares and we are appreciative of their ongoing support.”

In the first quarter, the Company injected $21.5 million of capital into Old Second National Bank as part of its capital management plan.  At March 31, 2010, the Company’s regulatory total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage ratios were 12.93%, 9.47%, and 7.88%, respectively, as compared to 13.26%, 9.96%, and 8.48%, respectively, at December 31, 2009.  The same capital ratios at the Bank increased to 12.12%, 10.85%, and 9.14%, respectively, at March 31, 2010 as compared to 11.57%, 10.30%, and 8.89%, respectively, at December 31, 2009.  As of March 31, 2010, the Bank exceeded the general minimum regulatory requirements to be considered “well capitalized” when those ratios are calculated on a consistent basis with the ratios disclosed in the most recent filings with the regulatory agencies.  In connection with the current economic environment and the Bank’s level of nonperforming assets, which are higher than its historical averages, management instituted a capital plan to maintain the Bank’s Tier 1 capital to average assets at or  above 8.75% and its total capital to risk weighted assets at or above 11.25%.  Both the Company and Old Second National Bank exceeded those plan thresholds as of March 31, 2010.

Net interest income decreased $1.2 million, from $22.2 million in the first quarter of 2009 to $21.0 million in the first quarter of 2010.  Average earning assets decreased $478.5 million, or 17.2%, from March 31, 2009 to March 31, 2010.  Average interest bearing liabilities decreased $423.2 million, or 17.4%, during the same period.  Management continued to focus upon asset quality and loan growth continued to be limited in 2010.  The $239.3 million decrease in average loans was primarily due to the combined effect of a general decrease in demand from qualified borrowers in the Bank’s market area as well as loan charge-off activity.  Management significantly reduced both borrowings and securities available for sale throughout 2009, and additional reductions were made to the tax-exempt available for sale securities portfolio in the first quarter of 2010.  At the same time, management significantly reduced both borrowings and deposits that had previously provided funding for those assets.  The decrease in average interest bearing deposits was largely due to management’s pricing initiatives introduced in 2009 that rewarded relationship banking and discouraged customers seeking a single transaction.  The Bank emphasized this approach when repricing, retaining and attracting deposit relationships where there would be no other depositor product or service utilized.  The net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, increased from 3.37% in the first quarter of 2009 to 3.78% in the first quarter of 2010.  The average tax-equivalent yield on earning assets decreased from 5.27%, in the first quarter of 2009 to 5.09%, in the first quarter, of 2010 or 18 basis points.  At the same time, however, the cost of funds on interest-bearing liabilities decreased from 2.25% to 1.57%, or 68 basis points.  In the first quarter of 2010 the decrease in the level of average earning assets contributed to decreased interest income as did the higher level of nonaccrual loans.  At the same time, the general decrease in interest rates lowered interest expense to a greater degree than it reduced interest income and provided an offsetting effect to the balance sheet deleveraging strategy.

The Company recorded a $19.2 million provision for loan losses in the first quarter of 2010 as compared to a $9.4 million provision in the first quarter of 2009 and a $30.1 million provision for loan losses in the fourth quarter of 2009.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans increased slightly to $192.7 million at March 31, 2010, from $189.7 million at December 31, 2009, and rose from $123.7 million at March 31, 2009.  In the first quarter of 2010 and the fourth quarter of 2009, the Company recorded net loan charge-offs of $16.9 million and $23.6 million, respectively.  In the first quarter of 2009, the Company had net charge-offs of $4.4 million.  The distribution of the Company’s nonperforming loans at March 31, 2010 is included in the chart below.

Chairman Bill Skoglund noted, “The value of real estate in our market area continued to show declines and the bulk of the first quarter charge-offs related to our construction and development portfolio.  This brought our total exposure to that sector down to $219.4 million from a high of $370.5 million just one year ago.  Management also identified $3.5 million of commercial real estate loans that were uncollectible and we charged off those amounts while also increasing our general loss estimates related to certain segments of the construction and development and commercial real estate portfolios.”  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the level of nonperforming loans and related specific allocations at March 31, 2010 are included in the table immediately following (in thousands):

	Three Months Ended
	March 31,
Loan Charge-offs, Gross	2010	2009
Real Estate-Construction	$11,534	$3,727
Real Estate-Residential:
Investor	614	54
Owner Occupied	1,318	78
Revolving and Junior Liens	336	161
Real Estate-Commercial, Nonfarm	3,536	359
Real Estate-Commercial, Farm	—	—
Commercial and Industrial	1,231	46
Other	97	102
	$18,666	$4,527

		90 days
		or More	Restructured	Total Non-	% Non-
Nonperforming loans	Nonaccrual	Past Due	Loans	performing	performing	Specific
as of March 31, 2010	Total(1)	and Accruing	(Accruing)	Loans	Loans	Allocation
Real Estate - Construction	$85,433	$—	$2,250	$87,683	45.5%	$2,303
Real Estate - Residential:
Investor	24,499	90	317	24,906	12.9%	4,617
Owner Occupied	15,615	—	11,774	27,389	14.2%	482
Revolving and Junior Liens	1,103	—	—	1,103	0.6%	103
Real Estate - Commercial, Nonfarm	46,725	891	398	48,014	24.9%	3,165
Real Estate - Commercial, Farm	1,286	—	—	1,286	0.7%	—
Commercial and Industrial	2,041	—	—	2,041	1.1%	1,159
Other	317	—	—	317	0.1%	—
	$177,019	$981	$14,739	$192,739	100.0%	$11,829

(1)     Nonaccrual loans included $28.2 million in restructured loans, $11.0 million in real estate construction, $7.3 million in commercial real estate,  $6.0 million is in real estate - residential investor, $3.7 million is in real estate - owner occupied and 155,000 in Commercial and Industrial.

The largest component of nonperforming loans continued to be in the real estate construction sector, at $87.7 million, or 45.5% of total nonperforming loans.  This was a decrease of $7.1 million on a linked quarter basis.  Management charged off $11.5 million in the first quarter of 2010 and estimated that a loss allocation of $2.3 million was adequate coverage for this category.  The migration into nonperforming loans occurred primarily from three credits that had been previously rated by management as substandard.  The first of these loan relationships totaled $4.9 million and is secured by land that was slated for residential development.  This loan had an estimated specific allocation of $1.1 million based upon management’s review of a recent appraisal.  Management is in the process of negotiating with the borrower to determine whether payments on the loans will resume.  If these negotiations are not successful, management intends to pursue available remedies including a possible foreclosure action.  The second addition was a $3.7 million credit that had an estimated specific allocation of $397,000 based upon management’s review of a recent appraisal of a combination strip mall/office building.  The Company is in the process of working with the borrower to negotiate a possible restructuring and/or forbearance arrangement.  The third addition to this category was a $2.6 million credit that had a $1.3 million charge-off in March 2010.  As a result of that action and a review of a recent appraisal of the retail zoned lots, management estimated that no specific allocation was required.  The credit matured in March 2010 and the borrower is exploring current sales opportunities and may be granted a forbearance agreement if management believes such an action would likely result in a near term resolution.

Also included in the nonperforming loan total for construction loans was a $2.3 million restructured loan that was given that designation in the fourth quarter of 2009 because the buyer was a fractional borrower in a preexisting larger nonperforming credit.  That loan was granted based upon a 75% advance rate on a recent appraisal and has a separate two-year cash interest reserve on deposit with the Bank.

The majority of the Bank’s construction loans are located in suburban Chicago markets and the current economic conditions continue to exhibit lower property valuations and some additional borrower defaults.  As of March 31, 2010, approximately 50.7% of the remaining homebuilder loans, 44.1% of the loans secured by land, and 16.8% of the commercial construction projects were in nonaccrual status.  Management continues to update and review appraisals for the underlying collateral related to these loans, and allowance estimates are regularly updated to reflect the estimated credit exposure.  The subcomponent detail for the real estate construction segment at March 31, 2010 (in thousands), is set forth in the table below:

		90 Days
	Nonaccrual	or More Past Due	Restructured Loans	Total Non- performing	% Non- Performing	Specific
Real Estate - Construction	Total	and Accruing	(Accruing)	Loans	Loans	Allocation
Homebuilder	$38,364	$—	$2,250	$40,614	46.3%	$790
Commercial	10,916	—	—	10,916	12.4%	41
Land	25,762	—	—	25,762	29.4%	1,069
Other	10,391	—	—	10,391	11.9%	403
	$85,433	$—	$2,250	$87,683	100%	$2,303

The Company’s second largest category of nonperforming loans was commercial real estate and represented $48.0 million, or 24.9%, of the nonperforming loan portfolio.  This category increased $7.6 million from the December 31, 2009 level following $3.5 million in charge-off activity.  The largest addition to this category was a $7.7 million credit, and management estimated that a specific allocation of $1.7 million was sufficient loss coverage based upon a review of a current appraisal and a strong guarantor position.  The credit is secured by an owner-occupied commercial building and the owner’s current operations were not generating sufficient cash flow to support this loan.  Various workout options are being considered and include a possible injection of new capital that would reduce the debt and/or the possibility of a sale of the enterprise. The second addition in this category was a credit relationship that totaled $4.1 million.  The same $3.7 million borrower detailed in the construction category above also guarantees this commercial real estate loan.  This credit is also secured by a strip mall that is partially occupied, but has a shortfall in the cash flow required to service this debt.  Management estimated that no specific loss allocation was required based upon a review of a recent appraisal.  Of the total nonperforming commercial real estate loans, $15.1 million, or 31.5%, are retail properties (primarily strip malls), $22.0 million, or 45.8%, are owner occupied properties, and $10.9 million, or 22.7%, are non-owner occupied properties that are not retail in nature.  Management continues to administer a variety of workout strategies with these borrowers as the available remedies are evaluated.  Management estimated that a specific loss allocation of $1.4 million was adequate coverage on the non-owner occupied and owner-occupied/special purpose categories following charge-off activity of $1.0 million in the first quarter of 2010.

Nonperforming residential investor loans consist of multi-family and one to four family properties that totaled $24.9 million and accounted for 12.9% of the nonperforming loans total, which was a decrease of $1.5 million on a linked-quarter basis.  Relatively little change occurred in this segment in the first quarter of 2010, and two relationships continue to account for the majority of this category.  The first relationship totaled $10.7 million and this credit relates to a property whose original occupancy plan was not successful.  The borrower implemented an alternate multi-family strategy to achieve full occupancy, but the transition resulted in a lower lease rate and the borrower supplemented the cash flow shortfall until the fourth quarter of 2009.  As a result, the credit was renegotiated into two notes, which included a $6.9 million loan that is supported by the underlying cash flows and a second $3.8 million note with a full specific loss allocation.  The second relationship totaled $5.0 million and is secured by a group of one to four family residential investment properties that have a high occupancy rate, but the income has not been sufficient to fully support the credit.  Management is in the process of renegotiating this credit and estimated that a specific allocation of $169,000 was adequate coverage after reviewing valuation information on the various properties collateralizing this loan.

Excluding the above two relationships, other residential investment loans totaling $9.2 million were nonperforming and were comprised of several different borrower relationships, the largest of which was $1.1 million.  Management charged off $614,000 related to this segment in the first quarter of 2010 and following that action, estimated that a total specific allocation of $647,000 would be sufficient loss coverage.

Nonperforming one to four family residential mortgages to consumers totaled $27.4 million and accounted for 14.2% of the nonperforming loan total.  Of this amount, $15.6 million of these residential mortgages were on nonaccrual and are in various stages of foreclosure.  Approximately $11.8 million were accruing interest, but were designated as restructured loans.  On a linked quarter basis, the nonaccrual and restructured categories increased $2.3 million, and $1.7 million, respectively, with most of the nonaccrual mortgages in various stages of foreclosure at March 31, 2010.  Restructured loans include credits where the borrower’s income source has been impaired and the Company has made a concession to temporarily reduce payments and/or interest rates.  The Bank did not offer subprime mortgage products to its customers and management believes that the deterioration in this segment relates primarily to the high rate of unemployment in our market areas, particularly in the construction related fields.  A significant portion of these nonperforming loans were supported by private mortgage insurance, and as of March 31, 2010, management estimated that a specific allocation of $482,000 was adequate loss coverage following the $1.3 million in charge-offs that occurred during the quarter.

Remaining nonperforming credits include $2.0 million in commercial and industrial loans, $1.6 million in farmland and agricultural loans, and $1.1 million in consumer home equity and second mortgage loans.

A linked quarter comparison of loans that were classified as performing, but past due 30 to 89 days and still accruing interest, shows that this category increased from $39.1 million at December 31, 2009 to $44.0 million, an increase of $4.9 million.  The increase was primarily driven by one large commercial real estate loan.  That $8.8 million credit is secured by an owner occupied property that was thirty days past due as of March 31, 2010.  At the end of the quarter, that property was under contract for sale at an amount that would pay off the Bank in full if the sale culminates as planned.  Excluding that credit, loans past due thirty to eighty nine days and still accruing total $35.2 million, and were comprised of $15.7 million in commercial real estate loans, $9.8 million in one to four family residential mortgages to consumers, $6.3 million in one to four family and multi-family investor mortgages, $2.1 million in construction loans, and $1.5 million in other types of credit, mainly commercial and industrial, and home equity/second mortgage loans.

Troubled Debt Restructurings (“TDR”) represented an increasing portion of the nonperforming loan portfolio in 2009 and consisted of loans still accruing interest totaling $14.7 million, and nonaccrual loans totaling $28.2 million as of March 31, 2010.  The accruing TDR loans included fifty-six residential mortgage loans totaling $10.7 million, which were modified to allow for impairment of borrowers’ income.  These changes in circumstances included job loss or subsequent under-employment that were believed to be temporary at the time of restructuring.  Management’s general arrangement in these cases was to allow these borrowers a reduced interest rate and to make payments on an interest only basis for an agreed upon period.  Because management did not experience significant TDR volume until the latter half of 2009, the overall success of this approach has not yet been determined.

Nonaccrual TDR loans consist of $5.4 million in loans to homebuilders, $5.6 million in other types of construction loans, $7.3 million in commercial real estate loans, $3.7 million in one to four family consumer mortgages, $6.0 million in residential investor mortgages, and $155,000 in other credit.  The Company is generally in forbearance or has debt modification agreements on the income producing credits in this category, which is generally the commercial real estate and residential investor segments.  The restructuring agreements for the construction loans are generally arrangements that granted short, no interest forbearance periods to the borrowers so that they could seek buyers.  The one to four family residential cases are predominantly situations where management initially worked with the borrowers to avoid foreclosure action, but the borrowers failed to perform.

The ratio of the allowance for loan losses to nonperforming loans was 34.67% as of March 31, 2010, a slight increase from 34.02% at December 31, 2009.  Management determined the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality, and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent increased loss experience.  Management created a higher risk construction and development pool for developers and estimated a higher qualitative loss factor at the end of 2008.  This segmentation was designed to better estimate the credit valuation risk in this segment.  Management also created a higher risk pool within commercial real estate loans and assigned a higher qualitative risk factor for those segments of that portfolio in the second quarter of 2009.  Management regularly reviews the performance of these pools and adjusts the population and the related loss factors taking into account adverse market trends in collateral valuation.  Management increased the loss factors assigned to the pooled construction and development portfolio as well as the pooled commercial real estate portfolio during the first quarter of 2010.  In the former case, this reflects management’s recognition of ongoing devaluation trends that continue to affect the underlying property values securing these construction loans.  In the latter case, the increase in factors reflects a combination of devaluation trends in the underlying collateral as well as cash flow stress being experienced by borrowers due largely to adverse changes in economic factors.  With respect to the pool of construction and developer credits, the quantity of pooled assets decreased in the first quarter.  With respect to the commercial real estate pool, the factor increased in the first quarter of 2010 and the number of pooled credits subject to that factor also increased in volume.  The above changes in estimates were made by management to be consistent with observable trends within both the loan portfolio segments and in conjunction with market conditions.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses increased to 3.41% of total loans at March 31, 2010, from 3.13% at December 31, 2009.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $9.7 million from $40.2 million at December 31, 2009, to $49.9 million at March 31, 2010.  In the first quarter of 2010, management successfully converted collateral securing problem loans to properties ready for disposition in the net amount of $18.8 million.  Additions were offset by $5.3 million in dispositions that generated net gains on sale of $151,000 and there was an additional $3.9 million in net valuation adjustments in the first quarter.  At the same time, the Bank added 37 properties to OREO, which brought the total holdings to 181 properties as of March 31, 2010.  These OREO properties consisted of different types, including 116 single-family residences with an estimated realizable market value of $12.3 million, 15 non-farm, nonresidential properties with an estimated realizable market value of $14.5 million, a number of lots zoned for residential construction with an estimated realizable market value of $16.5 million, and eight parcels of vacant acreage suitable for either farming or development with an estimated realizable market value of $6.6 million.  Details related to the activity in the OREO portfolio for the periods presented is itemized in the following table:

	Three Months Ended
	March 31,
Other real estate owned	2010	2009
Beginning balance	$40,200	$15,212
Property additions	18,838	3,673
Development improvements	10	1,173
Less:
Property Disposals	5,285	817
Period valuation adjustments	3,908	290
Other real estate owned	$49,855	$18,951

Noninterest income decreased $897,000, or 9.8%, to $8.3 million during the first quarter of 2010 as compared to $9.2 million during the same period in 2009.  Trust income decreased by $232,000, or 12.3%, in the first quarter of 2010 primarily due to a decrease in estate settlement activity.  Service charge income also decreased by $94,000, or 4.5%, in the first quarter of 2010 as consumer bounce protection fees usage declined and continuing overdraft and commercial checking overdrafts also decreased.  Even though commercial checking fee revenue increased in 2010, that increase was not enough to offset the declining trends in overdraft related fee income.  First quarter 2010 mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, totaled $1.5 million, which was a decrease of $1.5 million, or 49.1%, from the first quarter of 2009.  The bank sells a majority of its residential mortgage loan originations to third parties.  The volume of mortgage activity decreased in the first quarter of this year as investor requirements related to borrower underwriting increased and new regulatory requirements generally elongated the time to culminate the mortgage loan closing process.

Realized losses on securities totaled $2,000 in the first quarter of 2010 as compared to $77,000 in realized losses from sold securities in the same period last year.  Bank owned life insurance (“BOLI”) income increased by $302,000 to $429,000 in the first quarter of 2010 as compared to $127,000 for the first quarter of 2009 as investment rates of return stabilized.  The net gains on interest rate swap activity with customers included fee income of $24,000 and credit risk valuation recovery of $166,000 on the estimated aggregate swap position exposure at March 31, 2010.  The lease revenue received from OREO properties increased $509,000, to $518,000, in the first quarter of 2010 as compared to $9,000 in the first quarter of 2009, as the number of properties that generated rental income increased substantially.  There was also a net gain on disposition of OREO in 2010 of $151,000, which compared to a net loss of $52,000 in the first quarter of 2009.  Other non-interest income declined slightly, by $58,000 in the first quarter of 2010 as compared to 2009, and this decrease was primarily due to declines in automatic teller machine surcharge and interchange fees combined with a reduction in commercial letter of credit fees.

Non-interest expense was $24.7 million during the first quarter of 2010, an increase of $3.5 million from $21.3 million in the first quarter of 2009.  The comparative reduction in salaries and benefits expense was significant in the first quarter of 2010 and this decrease was primarily driven by a reduction in salary expense.  Management completed a strategic reduction in force late in the first quarter of 2009 and the number of full time equivalent employees was 548 for the first quarter of 2010 as compared to 609 at the same time last year.

Occupancy expense was substantially unchanged on a quarterly comparative basis whereas furniture and fixtures decreased $101,000, or 5.8% in 2010 primarily due to decreased depreciation expense.  The Company closed four branches in the second half of 2009 where there was an overlap in service and three additional such closings were completed in 2010.  As a result, management expects to continue to realize lower costs in both the occupancy and furniture and fixtures categories in 2010.  Federal Deposit Insurance Corporation (“FDIC”) costs increased $611,000, or 74.8%, in the first quarter of 2010.  These premium expenses are risk adjusted and generally increased industry wide in the second quarter of 2009, and it is possible that there will be additional increases in 2010.  In addition to the increase in insurance rates, management elected to participate in the FDIC’s Transaction Account Guarantee Program (“TAG”), through which all non-interest bearing transaction accounts are fully guaranteed, as are NOW accounts earning less than 0.5% interest, and that election also caused an increase in the assessment.  That additional insurance program was recently extended through December 2010, and the Bank will remain a participant through that time, although the rate ceiling on eligible NOW accounts will decrease to .25% on July 1, 2010.  First quarter 2010 advertising expense decreased by $176,000, or 40.7%, when compared to the same period in 2009, primarily due to decreased sponsorship, specialty, and the number of special advertising campaigns.

Other noninterest expense also decreased by $798,000, or 18.1%, to $3.6 million in the first quarter of 2010 as compared to $4.4 million in the prior year.  The largest other expense category decrease resulted from the January 1, 2010 change to the fair market value measurement method of accounting for mortgage servicing rights from the amortization method.  That change decreased this category by $250,000 on a quarterly comparative basis.  Other noninterest expense line item decreases included a number of areas such as telecommunication costs, investor administration fees, audit fees, loan expense, ATM operating expense, tax servicing fees, club dues, and transportation.

An income tax benefit of $6.2 million was recorded in the first quarter of 2010 as compared to a $316,000 benefit in the same period of 2009.  The Company’s taxable book loss significantly increased compared to the same period in 2009, primarily due to the results of our operations.  Although not anticipated, there can be no guarantee that a valuation allowance against the resultant deferred tax asset will not be necessary in future periods.  The Company’s effective tax rate for the quarter ending March 31, 2010 was 41.9% as compared to 47.3% for the same period in 2009.  The income tax benefit for both years resulted, in large part, from the higher levels of loan loss provision and other real estate related expenditures.

Total assets decreased $99.0 million, or 3.8%, from December 31, 2009 to close at $2.5 billion as of March 31, 2010.  Loans decreased by $104.7 million, or 5.1%, as demand from qualified borrowers continued to decline and collateral that previously secured loans moved to OREO, which increased $9.7 million, or 24.0% in the first quarter of 2010.  Short and long-term securities that were available-for-sale decreased by $16.9 million and $18.8 million, respectively, in the first quarter of 2010.  At the same time, however, interest bearing balances with financial institutions increased by $39.5 million as management increased its liquidity position at the Bank in keeping with current regulatory guidance.  The largest changes by loan type included decreases in commercial real estate, real estate construction and residential real estate loans of $21.7 million, $54.4 million and $16.0 million, or 2.3%, 19.9% and 2.5%, respectively.

Management performed an annual review of the core deposit and other intangible assets in the first quarter of 2010.  Based upon that review and ongoing monitoring, management determined there was no impairment of other intangible assets as of March 31, 2010.  No assurance can be given that future impairment tests will not result in a charge to earnings.  The core deposit and other intangible assets related to the Heritage Bank acquisition in February 2008 and were $8.9 million at acquisition as compared to $6.4 million as of March 31, 2010.

Total deposits decreased $41.8 million, or 1.9%, during the quarter ended March 31, 2010, to close at $2.16 billion as of March 31, 2010.  The category of deposits that declined the most in 2010 was certificates of deposit, which decreased $37.4 million, or 4.1%, primarily due to a change in pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate.  Consistent with management’s intent to reduce brokered certificate of deposits, the Bank eliminated $10.4 million in maturing brokered deposits in February 2010.  This reduction limited brokered deposits to the CDARS program.  NOW deposit accounts decreased by $24.8 million, from $422.8 million to $398.0 million during the quarter.  These decreases were offset by growth in demand deposits of $7.9 million, or 2.6%, and savings deposits growth of $12.3 million, or 6.9%.  As noted previously, the Company also participates in the expanded FDIC TAG insurance coverage program that became available in November 2008 and is currently set to expire at December 31, 2010.  The FDIC has a right to extend that program through December 31, 2011, and the Bank would be obligated to continue to participate should that extension occur as no opt out period was offered under the extended program rules.  The average cost of interest bearing deposits decreased from 2.23% in the first quarter of 2009 to 1.4%, or 83 basis points, in the first quarter of 2010.  Likewise, the average cost of interest bearing liabilities decreased from 2.25% in the first quarter of 2009 to 1.57% in the first quarter of 2010, or 68 basis points.

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with LaSalle Bank National Association (now Bank of America).  That credit facility began in January 2008 and was originally comprised of a $30.5 million senior debt facility, which included a $30.0 million revolving line that matured on March 31, 2010, and $500,000 in term debt as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the Lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The proceeds of the $45.0 million of subordinated debt were used to finance the 2008 acquisition of Heritage, including transaction costs.  The Company had no principal outstanding balance on the Bank of America senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at both December 31, 2009 and March 31, 2010.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At March 31, 2010, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the Subordinated Debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding term debt.

Other major borrowing category changes from December 31, 2009 included a decrease of $50.6 million, or 92.0%, in other short-term borrowings, primarily Federal Home Loan Bank of Chicago (“FHLBC”) advances.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2009.

Financial Highlights (unaudited)

In thousands, except share data

	(unaudited)
	Quarter Ended		Year to Date
	March 31,		December 31,
	2010	2009	2009
Summary Statements of Operations:
Net interest and dividend income	$20,981	$22,206	$87,137
Provision for loan losses	19,220	9,425	96,715
Non-interest income	8,267	9,164	43,047
Non-interest expense	24,749	21,277	144,630
(Benefit) provision for income taxes	(6,167)	(316)	(45,573)
Net (loss) income	(8,554)	984	(65,588)
Net (loss) income available to common stockholders	(9,682)	183	(69,869)

Key Ratios (annualized):
Return on average assets	-1.37%	0.13%	-2.33%
Return to common stockholders on average assets	-1.55%	0.02%	-2.48%
Return on average equity	-17.54%	1.56%	-27.92%
Return on average common equity	-30.51%	0.37%	-41.32%
Net interest margin (non-GAAP tax equivalent)(1)	3.78%	3.37%	3.47%
Efficiency ratio (non-GAAP tax equivalent)(1)	61.07%	62.31%	59.84%
Tangible capital to assets	7.28%	7.05%	7.36%
Tangible common capital to assets	4.50%	4.64%	4.69%
Total capital to risk weighted assets (2)	12.93%	13.76%	13.26%
Tier 1 capital to risk weighted assets (2)	9.47%	10.67%	9.96%
Tier 1 capital to average assets	7.88%	8.87%	8.48%

Per Share Data:
Basic (loss) earnings per share	$-0.69	$0.01	$-5.04
Diluted (loss) earnings per share	$-0.69	$0.01	$-5.04
Dividends declared per share	$0.01	$0.04	$0.10
Common book value per share	$8.50	$14.22	$9.27
Tangible common book value per share	$8.04	$9.51	$8.79
Ending number of shares outstanding	13,939,833	13,824,561	13,823,917
Average number of shares outstanding	13,916,650	13,791,789	13,815,965
Diluted average shares outstanding	14,197,223	13,857,941	13,912,916

End of Period Balances:
Loans	$1,958,101	$2,252,424	$2,062,826
Deposits	2,164,462	2,438,490	2,206,277
Stockholders’ equity	187,740	265,041	197,208
Total earning assets	2,255,699	2,646,875	2,359,740
Total assets	2,497,685	2,901,857	2,596,657

Average Balances:
Loans	$2,022,575	$2,261,910	$2,206,189
Deposits	2,180,959	2,406,827	2,360,836
Stockholders’ equity	197,829	255,533	234,905
Total earning assets	2,296,368	2,774,892	2,599,387
Total assets	2,529,942	3,011,430	2,813,221

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending March 31, 2010 and 2009, respectively, are presented on page 15.

(2) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued (unaudited)

In thousands, except share data

	(unaudited)
	Quarter Ended		Year Ended
	March 31,		December 31,
	2010	2009	2009

Asset Quality
Charge-offs	$18,666	$4,527	$74,978
Recoveries	1,719	119	1,532
Net charge-offs	$16,947	$4,408	$73,446
Provision for loan losses	19,220	9,425	96,715
Allowance for loan losses to loans	3.41%	2.06%	3.13%

Non-accrual loans(1)	$177,019	$112,038	$174,978
Restructured loans	14,739	5,618	14,171
Loans past due 90 days	981	6,045	561
Non-performing loans	192,739	123,701	189,710
Other real estate	49,855	18,951	40,200
Receivable from foreclosed loan participation	20	—	1,505
Non-performing assets	$242,614	$142,652	$231,415

(1) Includes $28.2 million in non-accrual restructured loans

Major Classifications of Loans
Commercial and industrial	$197,420	$217,166	$207,170
Real estate - commercial	903,289	933,692	925,013
Real estate - construction	219,364	370,523	273,719
Real estate - residential	627,936	710,587	643,936
Installment	6,980	18,426	9,834
Overdraft	602	502	830
Lease financing receivables	3,631	3,355	3,703
	1,959,222	2,254,251	2,064,205
Unearned origination fees, net	(1,121)	(1,827)	(1,379)
	$1,958,101	$2,252,424	$2,062,826

Major Classifications of Deposits
Non-interest bearing	$316,240	$321,182	$308,304
Savings	190,599	136,871	178,257
NOW accounts	398,011	280,557	422,778
Money market accounts	392,615	485,011	392,516
Certificates of deposits of less than $100,000	529,117	781,975	551,106
Certificates of deposits of $100,000 or more	337,880	432,894	353,316
	$2,164,462	$2,438,490	$2,206,277

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2010	2009
Assets
Cash and due from banks	$32,626	$36,842
Interest bearing deposits with financial institutions	63,977	24,500
Federal funds sold	1,077	1,543
Short-term securities available-for-sale	—	16,911
Cash and cash equivalents	97,680	79,796
Securities available-for-sale	210,542	229,330
Federal Home Loan Bank and Federal Reserve Bank stock	13,044	13,044
Loans held-for-sale	8,958	11,586
Loans	1,958,101	2,062,826
Less: allowance for loan losses	66,813	64,540
Net loans	1,891,288	1,998,286
Premises and equipment, net	57,294	58,406
Other real estate owned	49,855	40,200
Mortgage servicing rights, net	2,821	2,450
Goodwill, net	—	—
Core deposit and other intangible asset, net	6,372	6,654
Bank-owned life insurance (BOLI)	50,614	50,185
Accrued interest and other assets	109,217	106,720
Total assets	$2,497,685	$2,596,657

Liabilities
Deposits:
Non-interest bearing demand	$316,240	$308,304
Interest bearing:
Savings, NOW, and money market	981,225	993,551
Time	866,997	904,422
Total deposits	2,164,462	2,206,277
Securities sold under repurchase agreements	21,319	18,374
Federal funds purchased	—	—
Other short-term borrowings	4,390	54,998
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Accrued interest and other liabilities	15,896	15,922
Total liabilities	2,309,945	2,399,449

Stockholders’ Equity
Preferred stock	69,254	69,039
Common stock	18,495	18,373
Additional paid-in capital	64,315	64,431
Retained earnings	132,436	141,774
Accumulated other comprehensive loss	(1,916)	(1,605)
Treasury stock	(94,844)	(94,804)
Total stockholders’ equity	187,740	197,208
Total liabilities and stockholders’ equity	$2,497,685	$2,596,657

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)
	Three Months Ended		Year to Date
	March 31,		December 31,
	2010	2009	2009
Interest and Dividend Income
Loans, including fees	$26,632	$30,114	$117,666
Loans held-for-sale	72	312	947
Securities, taxable	1,238	3,796	8,526
Securities, tax exempt	745	1,431	5,230
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	56	56	225
Federal funds sold	—	2	17
Interest bearing deposits	16	2	39
Total interest and dividend income	28,759	35,713	132,650
Interest Expense
Savings, NOW, and money market deposits	1,385	1,846	6,459
Time deposits	5,097	9,701	32,886
Securities sold under repurchase agreements	10	98	140
Federal funds purchased	—	42	78
Other short-term borrowings	18	147	296
Junior subordinated debentures	1,072	1,072	4,287
Subordinated debt	195	490	1,245
Notes payable and other borrowings	1	111	122
Total interest expense	7,778	13,507	45,513
Net interest and dividend income	20,981	22,206	87,137
Provision for loan losses	19,220	9,425	96,715
Net interest and dividend income (expense) after provision for loan losses	1,761	12,781	(9,578)
Noninterest Income
Trust income	1,657	1,889	7,743
Service charges on deposits	2,018	2,112	8,779
Secondary mortgage fees	223	409	1,431
Mortgage servicing income	163	137	535
Net gain on sales of mortgage loans	1,157	2,486	9,824
Securities (losses) gains, net	(2)	(77)	3,754
Increase in cash surrender value of bank-owned life insurance	429	127	1,431
Debit card interchange income	663	576	2,522
Net interest rate swap gains and fees	190	390	1,058
Lease revenue from other real estate owned	518	9	393
Net gain (loss) on sales of other real estate owned	151	(52)	893
Other income	1,100	1,158	4,684
Total non-interest income	8,267	9,164	43,047
Noninterest Expense
Salaries and employee benefits	9,025	10,885	39,577
Occupancy expense, net	1,525	1,515	6,068
Furniture and equipment expense	1,639	1,740	6,929
FDIC insurance	1,428	817	5,387
Amortization of core deposit and other intangible asset	282	292	1,167
Advertising expense	256	432	1,256
Impairment of goodwill	—	—	57,579
Legal fees	559	347	1,676
Other real estate expense	6,428	844	8,835
Other expense	3,607	4,405	16,156
Total non-interest expense	24,749	21,277	144,630
(Loss) income before income taxes	(14,721)	668	(111,161)
(Benefit) for income taxes	(6,167)	(316)	(45,573)
Net (loss) income	$(8,554)	$984	$(65,588)
Preferred stock dividends and accretion	1,128	801	4,281
Net (loss) income available to common stockholders	$(9,682)	$183	$(69,869)

Basic (loss) earnings per share	$(0.69)	$0.01	$(5.04)
Diluted (loss) earnings per share	(0.69)	0.01	(5.04)
Dividends declared per share	0.01	0.04	0.10

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended March 31, 2010 and 2009

(Dollar amounts in thousands- unaudited)

	2010			2009
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$30,551	$16	0.21%	$856	$2	0.93%
Federal funds sold	1,440	—	—	8,307	2	0.10
Securities:
Taxable	147,768	1,238	3.35	320,179	3,796	4.74
Non-taxable (tax equivalent)	75,246	1,146	6.09	146,503	2,202	6.01
Total securities	223,014	2,384	4.28	466,682	5,998	5.14
Dividends from FRB and FHLB stock	13,044	56	1.72	13,044	56	1.72
Loans and loans held-for-sale	2,028,319	26,744	5.27	2,286,003	30,482	5.33
Total interest earning assets	2,296,368	29,200	5.09	2,774,892	36,540	5.27
Cash and due from banks	36,868	—	—	45,406	—	—
Allowance for loan losses	(67,504)	—	—	(43,298)	—	—
Other non-interest bearing assets	264,210	—	—	234,430	—	—
Total assets	$2,529,942			$3,011,430

Liabilities and Stockholders’ Equity
NOW accounts	$410,086	$346	0.34%	$274,651	$276	0.41%
Money market accounts	392,821	816	0.84	524,348	1,429	1.11
Savings accounts	183,331	223	0.49	120,045	141	0.48
Time deposits	885,795	5,097	2.33	1,181,042	9,701	3.33
Total interest bearing deposits	1,872,033	6,482	1.40	2,100,086	11,547	2.23
Securities sold under repurchase agreements	19,736	10	0.21	50,066	98	0.79
Federal funds purchased	—	—	—	34,183	42	0.49
Other short-term borrowings	10,509	18	0.69	123,064	147	0.48
Junior subordinated debentures	58,378	1,072	7.35	58,378	1,072	7.35
Subordinated debt	45,000	195	1.73	45,000	490	4.36
Notes payable and other borrowings	500	1	0.80	18,611	111	2.39
Total interest bearing liabilities	2,006,156	7,778	1.57	2,429,388	13,507	2.25
Non-interest bearing deposits	308,926	—	—	306,741	—	—
Accrued interest and other liabilities	17,031	—	—	19,768	—	—
Stockholders’ equity	197,829	—	—	255,533	—	—
Total liabilities and stockholders’ equity	$2,529,942			$3,011,430
Net interest income (tax equivalent)		$21,422			$23,033
Net interest income (tax equivalent) to total earning assets			3.78%			3.37%
Interest bearing liabilities to earnings assets	87.36%			87.55%

Notes:    Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	March 31,		December 31,
	2010	2009	2009
Net Interest Margin
Interest income (GAAP)	$28,759	$35,713	$132,650
Taxable-equivalent adjustment:
Loans	40	56	205
Securities	401	771	2,816
Interest income - FTE	29,200	36,540	135,671
Interest expense (GAAP)	7,778	13,507	45,513
Net interest income - FTE	$21,422	$23,033	$90,158
Net interest income (GAAP)	$20,981	$22,206	$87,137
Average interest earning assets	$2,296,368	$2,774,892	$2,599,387
Net interest margin (GAAP)	3.71%	3.25%	3.35%
Net interest margin - FTE	3.78%	3.37%	3.47%

Efficiency Ratio
Non-interest expense	$24,749	$21,277	$144,630
Less amortization of core deposit and other intangible asset	282	292	1,167
Less other real estate expense	6,428	844	8,835
Less impairment of goodwill	—	—	57,579
Less one time settlement to close office	—	—	125
Less merger costs	—	—	—
Adjusted non-interest expense	18,039	20,141	76,924
Net interest income (GAAP)	20,981	22,206	87,137
Taxable-equivalent adjustment:
Loans	40	56	205
Securities	401	771	2,816
Net interest income - FTE	21,422	23,033	90,158
Non-interest income	8,267	9,164	43,047
Less securities gains, net	(2)	(77)	3,754
Less gain (loss) on sale of OREO	151	(52)	893
Adjusted non-interest income, plus net interest income - FTE	29,540	32,326	128,558
Efficiency ratio	61.07%	62.31%	59.84%